Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP PROVIDES UPDATE ON DOCKERS® LICENSES AND FINANCING SITUATION

New York, NY, July 11, 2016 -- Hampshire Group, Limited (OTC Markets: HAMP) (“Hampshire” or “the Company”) today announced that the Company has reached an agreement with its primary licensor, Levi Strauss & Co., and its senior secured lender with respect to its licenses to produce Dockers® brand clothing. Hampshire will transition the Dockers® licenses back to Levi Strauss & Co. along with related product development, production processes and sourcing relationships, and liquidate its receivables and other assets with the goal of paying off its outstanding indebtedness with its lender. The lender agreed to fund the Company’s completion of identified purchase orders. The Company expects the transition process to be completed by early October 2016.

The Company anticipates entering into a separate agreement with its secured lender to fund certain other aspects of the Company’s operations during the transition period.

Hampshire continues to explore various alternatives for its James Campbell brand, including its continued operation or a divestiture.

Management plans to provide further updates on its plan for the James Campbell brand as new information becomes available.

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiary, Hampshire Brands, Inc. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: there is doubt about our ability to continue as a going concern due to the June 3, 2016 maturity date of our credit facility, potentially insufficient liquidity, our history of losses, our stockholders’ deficit and our auditor issuing a going concern opinion for the year ended December 31, 2014.

Company Contact: Benjamin C. Yogel Lead Director Hampshire Group byogel@mrccapital.com (561) 409-0890	Investor Contact: Fred Buonocore Senior Vice President The Equity Group Inc. fbuonocore@equityny.com (212) 836-9607